Protect Pharmaceutical Corporation

PRTT PATENT PORTFOLIO UPDATE

1	Novel Tapentadol combinations for treating pain 61/004,029 dated November 23, 2007

Provisional for WO2009067703	Active

2      TAPENTADOL COMPOSITIONS (WO2009067703) PCT/US2008/0844 dated November 21, 2008

National Phase Due May 21, 2010	Active

3      Novel Slow Release Tapentadol Compositions 61/216, 399 Dated May 18, 2009

PCT (PRTT05182010) filed May 18,	Active

4      Novel Slow Release Tapentadol Compositions 61/269,450 Dated June 25, 2009

PCT Will be filed on June 25 2010	Active

5      Novel Slow Release Tapentadol Compositions 61/215, 010 Dated May 1, 2009

PCT (PRTT05012010)filed May 1, 2010	Active

6      Novel and Potent Tapentadol Compositions 61/197,625 Dated October 30, 2008

Provisional for PCT/US2009/05866	Active

7      Novel and Potent Tapentadol Compositions 61/205, 312 Dated January 21, 2009

Provisional for PCT/US2009/05866	Active

8       Novel and Potent Tapentadol Compositions 61/ /268, 630 Dated June 15, 2009

Provisional for PCT/US2009/05866	Active

9      NOVEL AND POTENT TAPENTADOL DOSAGE FORMS PCT/US2009/05866 Dated Oct 29, 2009

National Phase Due on April29, 2012	Active

10     Abuse Proof Delivery Systems 61/217,434 Dated June 1, 2009

PCT will be filed on June 1, 2010	Active

11     Novel GABA Analog Dosage Forms NTD01302010 Dated January 30, 2010

PCT due on January 30, 2011	Active

12     Novel Tapentadol Formulations 61/210, 469 Dated March 20, 2009

Provisional Re-filed as PRTT05112010	New Priority

13     Novel Slow Release Tapentadol Compositions 61/215,846 dated May 11, 2009

Provisional Re-filed as PRTT05112010	New Priority